                                                                    Exhibit 99.1

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                 Period from
                                                April 2, 1998
                                               (Inception) to     Year Ended
                                              December 31, 1998 January 2, 2000
                                              ----------------- ---------------
                                               (in thousands, except share and
                                                       per share data)
Consolidated Statements of Operations Data:
Net sales....................................      $   --         $   34,848
Cost and expenses:
  Cost of sales..............................          --             38,440
  Marketing and sales........................        3,092            61,492
  Technology and content.....................        2,178            14,918
  General and administrative.................        1,861            11,126
  Charitable contribution....................          --              3,600
  Amortization of intangible assets..........           33            10,640
  Amortization of stock-based compensation...        1,037            15,375
                                                   -------        ----------
    Total cost and expenses..................        8,201           155,591
                                                   -------        ----------
Operating loss...............................       (8,201)         (120,743)
Other income (expense):
  Interest income............................          177             5,036
  Interest expense...........................           (3)             (124)
                                                   -------        ----------
Net loss.....................................      $(8,027)       $ (115,831)
                                                   =======        ==========
Basic and diluted net loss per share.........      $(14.70)       $    (6.13)
                                                   =======        ==========
Weighted average shares outstanding used to
 compute
  basic and diluted net loss per share.......      546,149        18,880,969
                                                   =======        ==========
Pro forma basic and diluted net loss per
 share (unaudited)...........................                     $    (3.73)
                                                                  ==========
Weighted average shares outstanding used to
 compute
  pro forma basic and diluted net loss per
   share (unaudited).........................                     31,045,835
                                                                  ==========
                                              December 31, 1998 January 2, 2000
                                              ----------------- ---------------
                                                       (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable
 securities..................................      $14,408        $  132,754
Working capital..............................       17,050           106,960
Total assets.................................       22,517           395,708
Capital lease obligations, less current
 portion.....................................          975             2,687
Total stockholders' equity...................       19,347           350,749

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Selected Consolidated Financial Data. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below.

Overview

   drugstore.com is a leading online drugstore: a retail store and information site for health, beauty, wellness, personal care and pharmacy products and information. We offer a larger selection of products than typical store-based retailers at competitive prices, along with a wealth of health-related information, buying guides and other tools designed to help consumers make more educated purchasing decisions.

   We were incorporated in April 1998 and commercially launched our Web site on February 24, 1999. From the period from inception through the commercial launch of our site, our primary activities consisted of:

  .  Developing our business model;

  .  Raising funds and developing strategic alliances;

  .  Designing and developing our Web site;

  .  Recruiting and training employees;

  . Selecting our fulfillment partners and integrating their systems and processes with ours;

  .  Negotiating advertising contracts with several of the major Web portals;
     and

  .  Developing the drugstore.com brand.

   Since the commercial launch of our site, we have continued these operating activities and have also focused on acquiring and retaining customers, expanding our product offerings, building vendor relationships, promoting our brand name, improving the efficiency of our order fulfillment processes, establishing customer service operations and developing our own distribution capabilities.

   All customer orders are processed through our Web store and can be either shipped to the customer or, in the case of refills of existing Rite Aid prescriptions, picked up by the customer at any Rite Aid store in the United States. Orders are either billed to the customer's credit card or, in the case of prescriptions covered by insurance, billed to third parties. Sales of pharmaceutical products covered by third parties are recorded at the net amount to be received. Generally, we collect cash from credit card sales in two to five days from the date the order is shipped. Amounts billed to third parties are, on average, collected in approximately 30 days; however, such timing can vary depending on the payor. Sales billed to third party insurance companies and PBMs through our relationships with Rite Aid and PCS currently represent a significant percentage of our pharmacy sales. We expect that sales billed to these third parties will continue to represent a significant percentage of our pharmacy sales for the forseeable future.

   We routinely offer discounts and coupons to customers. In addition, if a customer is not satisfied with a particular product or the level of customer service we provide, we generally refund all or a portion of the sale. Allowances for refunds and sales price incentives, including discounts and coupons, are netted against the related sales price in net sales. We may in the future expand or increase the coupons and discounts we offer to our customers.

   In January 2000, we began limited operations at our own 290,000 square foot distribution center, and we are in the process of transitioning our distribution capabilities for pharmaceutical and non-pharmaceutical products from third party distributors to our center. In connection with opening our distribution center, we also opened our own pharmacy as part of our agreement with Rite Aid. Operating our own distribution facility will require us, in the near term, to hire and train a significant number of new employees, increase inventory levels substantially and establish a significant number of direct relationships with manufacturers. In addition, as we transition to our own distribution center, order fulfillment through multiple channels and underutilization of our own distribution capacity could result in cost and service level inefficiencies.

   Currently, we purchase substantially all of our pharmaceutical products from RxAmerica and more than half of our nonpharmaceutical products from Walsh. We also purchase pharmaceutical products from Rite Aid. Products are purchased from RxAmerica, Walsh and Rite Aid after the customer submits an order, and we maintain an inventory of nonpharmaceutical products that are not available from Walsh. As we transition customer order fulfillment to our own distribution center, we intend to establish relationships directly with product manufacturers, and we expect that order fulfillment through Walsh will cease by the end of the second quarter of 2000. In addition, in connection with establishing our own distribution center, we are obligated to buy our pharmaceutical products from Rite Aid, unless we are able to obtain better overall terms from other vendors. As the number of orders filled out of the pharmacy operation in our distribution center increases, we expect that purchases from Rite Aid will account for an increasingly significant portion of our total pharmaceutical product purchases.

   On February 2, 2000, we acquired Beauty.com, a Web store specializing in prestige beauty products, and entered into an agreement to retain the employment of its founder, Roger Barnett, for a total of 1,266,289 shares of drugstore.com common stock (approximately $40.4 million based on the price of our common stock on January 12, 2000, the date the transaction was announced). Beauty.com maintains an inventory of all products that it sells and we expect our inventory to increase significantly relative to our current levels as a result of the acquisition. Beauty.com currently outsources its fulfillment operations to Keystone Corporation and we expect to begin integrating Beauty.com's fulfillment operations into our own while keeping the Beauty.com Web store intact. A significant portion of the shares of common stock that we issued under the acquisition agreement are subject to the terms of an escrow agreement and will be forfeited by Mr. Barnett if he does not remain employed at Beauty.com for the two year period following the acquisition. We will account for the acquisition as a purchase.

   We have incurred net losses of $123.9 million from inception to January 2, 2000. We believe that we will continue to incur net losses for at least the next four years (and possibly longer) and that the rate at which we will incur such losses will likely increase significantly from current levels. We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses, and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly-evolving markets, such as e-commerce. See "Factors That May Affect Our Business" for a more complete description of the many risks we face.

   In view of our limited operating history and the rapidly evolving nature of our business, we believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as an indication of future performance. It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may fall significantly.

   The Securities and Exchange Commission and the Emerging Issues Task Force of the Financial Accounting Standards Board are reviewing the financial statement classification of, and accounting for, fulfillment and order processing costs and other items by a number of e-commerce companies, including drugstore.com. Our fulfillment and order processing costs include distribution center equipment and packaging supplies, per-unit fulfillment fees charged by third parties, and payroll and related expenses for personnel engaged in customer service, purchasing, and distribution and fulfillment activities, including pharmacists engaged in prescription verification activities and warehouse personnel. These expenses also include rent expense and depreciation related to our distribution center. We classify all of these costs in marketing and sales expense. The SEC has advised us that it may decide to require that some or all of our fulfillment and order processing costs be classified as costs of sales. In addition, the SEC may require us to capitalize certain of these costs in inventory. We currently expense these costs as incurred. We will adjust our accounting and classification of fulfillment and order processing costs if required by the SEC. Any such adjustments or reclassifications are not expected to have a significant impact on our sales, operating profit or loss, net income or loss, or cash flow, although such adjustments or reclassifications could result in an increase in our cost of sales as a percentage of our net sales.

   Net Sales. Net sales includes gross revenues from sales of products and related shipping fees, net of discounts and provisions for sales returns, third-party reimbursement and other allowances. We generally refund all or a portion of the selling price, including related shipping fees, if applicable, in the event the customer is not satisfied with the product purchased or the quality of customer service provided. Sales returns and allowances have not been significant to date.

   Revenues from sales of products shipped to customers, and related shipping fees, are recognized upon shipment. We arrange for shipment of products to customers through various contractual relationships with third-party fulfillment partners. Revenues from sales of certain pharmaceutical products ordered through our Web store for delivery at a Rite Aid store are recognized when the product is delivered to the customer.

   Upon receiving and validating a customer's order for products that will be purchased by us from a fulfillment partner, and subsequently shipped or delivered to the customer by that fulfillment partner, we submit relevant order information and, if applicable, shipping instructions to that fulfillment partner for processing. We believe we act as a principal in connection with orders shipped or delivered to customers by fulfillment partners on our behalf because, among other things, we establish the retail prices of our non-pharmaceutical and non-insured pharmaceutical products (and accept contractual reimbursement amounts from third-party payors for insured pharmaceutical products) and shipping fees; contractually take title to, and assume risk of loss of, products prior to their shipment; bear credit and collection risk from the customer or, in the case of certain pharmaceutical sales, third-party payors; and bear the risk that the product will be returned. Title to products ordered by customers and shipped or delivered by a fulfillment partner passes to us at the fulfillment partners' distribution center or, for certain pharmaceutical sales, when the pharmaceuticals are made available for customer retrieval at a Rite Aid store.

   In the future, the level of our net sales will depend on a number of factors including, but not limited to, the following:

  .  The number of customers we are able to obtain;

  .  The frequency of our customers' purchases;

  .  The quantity and mix of products our customers purchase;

  .  The quantity of the types of products we are able to offer for sale;

  .  The price we charge for our products;

  .  The amount we charge for shipping;

  . The extent of sales price incentives, including coupons and discounts we offer;

  .  The extent of reimbursement available from third-party payors;

  .  The level of customer returns we experience; and

  .  The seasonality that we may experience in our business.

   Cost of Sales. Cost of sales consists primarily of the cost of products sold to our customers, including allowances for shrinkage and slow moving and expired inventory, as well as outbound and inbound shipping costs. Payments that we expect to receive from vendors in connection with joint merchandising activities, net of related costs, will be netted against cost of sales in the period in which the related inventory is sold. We expect cost of sales to increase in absolute dollars to the extent that our sales volume increases. Cost of sales as a percentage of net sales will fluctuate based on a number of factors, including, but not limited to, the following:

  . The cost of our products, including the extent of promotional allowances, payments for joint merchandising activities and purchase volume discounts that we are able to obtain from suppliers;

  . Our pricing strategy relative to the cost of our products, including the extent to which we offer coupons or promotional discounts;

  .  The mix of products our customers purchase;

  .  The mix of consignment service fees vs. product sales;

  . The mix of cash payments vs. insurance reimbursement for our pharmacy products;

  .  Our shipping pricing strategy relative to the cost of shipping; and

  . The extent to which we are able to control product damage, shrinkage and expiration though inventory management practices.

   Marketing and Sales. Marketing and sales expenses consist primarily of fulfillment and order processing expenses and customer acquisition and marketing expenses. Fulfillment and order processing expenses include distribution center equipment and packaging supplies, per-unit fulfillment fees charged by third parties, and payroll and related expenses for personnel engaged in customer service, purchasing, and distribution and fulfillment activities, including pharmacists engaged in prescription verification activities and warehouse personnel. These expenses also include rent expense and depreciation related to our distribution center. We expect fulfillment and order processing expenses to increase during the next two quarters due to duplicative costs that we will incur while we complete the transition of our customer order fulfillment operations from third party distributors, including those operated on behalf of Beauty.com, to our own distribution facilities. Additionally, to the extent that our sales volume increases in future periods, we expect fulfillment and order processing expenses to increase in absolute dollars as we expand the accompanying distribution and fulfillment activities.

   Customer acquisition and marketing expenses include advertising and marketing expenses, promotional expenditures, credit card processing fees and payroll and related expenses for personnel engaged in marketing and merchandising activities. Promotional expenses include the cost of certain items we give away to our customers in connection with our customer acquisition and retention activities and our branding campaign. These items include sample merchandise in sizes or quantities not normally sold on our Web site, certain drugstore.com-branded products and the cost of products given away in our one cent sales promotions. Advertising expenses include media, agency and production costs associated with our branding campaign. We intend to continue to pursue an aggressive branding and marketing campaign and, therefore, we expect customer acquisition and marketing expenses to increase significantly in absolute dollars. Customer acquisition and marketing expenses may also vary considerably from quarter to quarter, depending on the timing of our advertising campaigns. We currently intend to pursue an independent branding and marketing strategy for the Beauty.com Web store. Accordingly, we expect that customer acquisition and marketing expenses will increase after the Beauty.com acquisition is consummated.

   Technology and Content. Technology and content expenses consist primarily of payroll and related expenses for personnel engaged in maintaining and making minor upgrades and enhancements to our Web site and content. These expenses also include payroll and related expenses for information technology personnel, Internet access and hosting charges and Web site content and design expenses.

   Over the next several months, we expect that our technology and content expenses will increase as we:

  . Continue to make minor upgrades to improve our systems relating to in-store prescription pickup at Rite Aid stores;

  . Make minor enhancements to our Web site to display additional product offerings; and

  .  Maintain our Web site product listings and content.

We believe that continued investment in these areas is critical to attaining our strategic objectives and, as a result, we expect technology and content expenses to increase significantly in absolute dollars.

   General and Administrative. General and administrative expenses consist of payroll and related expenses for executive and administrative personnel, corporate facility expenses, professional services expenses, travel and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we expand our staff and incur additional costs related to the anticipated growth of our business and being a public company.

   Amortization of Intangible Assets. In July 1999, we consummated a series of agreements with Rite Aid and GNC to issue 12,282,599 shares of Series E preferred stock in exchange for an aggregate of $10 million in cash and other consideration, including access to insurance coverage, advertising commitments, exclusivity agreements, a technology licensing agreement and other obligations with an estimated fair value of $233.9 million. The $233.9 million non-cash portion of the consideration from the Rite Aid and GNC agreements was allocated to the following components based on a valuation obtained from an independent valuation expert (in millions):

       Access to insurance coverage .................................... $182.0
       Advertising commitments..........................................   22.9
       Vendor agreement.................................................   29.0
                                                                         ------
                                                                         $233.9
                                                                         ======

   The access to insurance coverage and the vendor agreement have been classified as intangible assets and the advertising commitments have been classified within prepaid marketing expenses. All of the assets are being amortized on a straight-line basis over their contractual lives of 10 years, which is also their estimated useful lives. Amortization of the advertising commitments is included in marketing and sales expense. As a result of our acquisition of Beauty.com, we expect that amortization of intangible assets will increase substantially from current levels. We intend to obtain an independent valuation in order to allocate the purchase price to the net assets acquired, including any goodwill. We expect that such valuation will be completed in the first quarter of 2000.

   Amortization of Stock-based Compensation. We have recorded total deferred stock-based compensation of $27,596,000 in connection with stock options granted and restricted stock issued to our employees. The deferred stock-based compensation amounts represent the difference between the exercise price of stock option grants and the deemed fair value of our common stock at the time of such grants. In the case of restricted stock, the deferred stock-based compensation represents the difference between the purchase price of the restricted stock and the deemed fair value of our common stock on the date of purchase. Such amounts are amortized to expense over the vesting periods of the applicable agreements, resulting in amortization of stock-based compensation totaling $1,037,000 for the period from April 2, 1998 (inception) to December 31, 1998 and $15,375,000 for the fiscal year ended January 2, 2000. The amortization expense relates to options awarded to employees in all operating expense categories. Deferred stock-based compensation as of January 2, 2000 for stock options and restricted stock issued to our employees will be subsequently recognized as expense for each of the next five fiscal years as follows:

               Fiscal Year                                          Amount
               -----------                                      --------------
                                                                (in thousands)
                  2000                                              $5,715
                  2001                                               2,976
                  2002                                               1,500
                  2003                                                 468
                  2004                                                 111

   We expect that a significant percentage of the consideration for the Beauty.com acquisition will be deemed to be deferred stock-based compensation. Any deferred stock-based compensation will be amortized over a two-year period and, accordingly, we expect that amortization of stock-based compensation for fiscal 2000 and 2001 will be significantly higher than the amounts in the above table.

   Interest Income and Expense. Interest income consists of earnings on our cash and cash equivalents and interest expense consists of interest associated with capital lease obligations.

   Income Taxes. There was no provision or benefit for income taxes for any period since inception due to our operating losses. As of January 2, 2000, we had approximately $98.4 of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2018. In 1999, due to the issuance and sale of Series D and Series E preferred stock, we incurred ownership changes pursuant to applicable regulations in effect under the Internal Revenue Code of 1986, as amended. Therefore, our use of losses incurred through the date of these ownership changes will be limited during the carryforward period. We estimate that the use of the approximately $53.9 million of net operating losses incurred prior to the date of the ownership change would be limited to approximately $6.6 million per year in order to offset future taxable income. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period. Our initial public offering did not cause an additional ownership change that would result in additional limitations on the utilization of net operating loss carryforwards. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of such net operating loss carryforwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carryforward period.

Quarterly Results of Operations

   Because we were a development stage company prior to the launch of our Web site in February 1999 and have a short operating history, we believe that period-to-period comparisons for periods prior to 1999 are less meaningful than an analysis of recent quarterly operating results. Accordingly, we are providing a discussion and analysis of our results of operations that is focused on the seven quarters ended January 2, 2000.

   The following table sets forth unaudited quarterly statement of operations data for the seven quarters ended January 2, 2000. This unaudited quarterly information has been derived from our unaudited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of such information in accordance with accounting principles generally accepted in the United States. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                Quarter Ended
                         -----------------------------------------------------------------
                                   Sept.    Dec.
                         June 30,   30,      31,    April 4,  July 4,   Oct. 3,   Jan. 2,
                           1998    1998     1998      1999      1999      1999      2000
                         -------- -------  -------  --------  --------  --------  --------
                                                (in thousands)
Net sales...............  $ --    $   --   $   --   $    652  $  3,550  $ 12,158  $ 18,488
Cost and expenses:
  Cost of sales.........    --        --       --        672     4,879    14,066    18,823
  Marketing and sales...    --        313    2,779     5,189    11,328    16,471    28,504
  Technology and
   content..............    104       522    1,552     2,713     3,229     4,232     4,744
  General and
   administrative.......     71       511    1,279     1,713     2,204     3,120     4,089
  Charitable
   contribution.........    --        --       --        --        --      3,600       --
  Amortization of
   intangible assets....      8        10       15        18        20     5,300     5,302
  Amortization of stock-
   based compensation...    166       350      521     1,257     2,326     9,267     2,525
                          -----   -------  -------  --------  --------  --------  --------
   Total cost and
    expenses............    349     1,706    6,146    11,562    23,986    56,056    63,987
                          -----   -------  -------  --------  --------  --------  --------
Operating loss..........   (349)   (1,706)  (6,146)  (10,910)  (20,436)  (43,898)  (45,499)
Other income (expense):
  Interest income.......    --         36      141       332       701     1,958     2,045
  Interest expense......    --        --        (3)      (14)      (26)      (33)      (51)
                          -----   -------  -------  --------  --------  --------  --------
Net loss................  $(349)  $(1,670) $(6,008) $(10,592) $(19,761) $(41,973) $(43,505)
                          =====   =======  =======  ========  ========  ========  ========

  Quarterly Periods from Inception to April 4, 1999

   Net Sales and Cost of Sales. We commercially launched our Web site on February 24, 1999. There were no net sales or cost of sales prior to the quarter ended April 4, 1999. Net sales approximated the cost of sales in the quarter ended April 4, 1999 due to promotional sales discounts and coupons associated with the commercial launch of the Web site.

   Marketing and Sales. Marketing and sales expenses increased in each of the four quarters ended April 4, 1999, primarily due to expenses associated with the addition of marketing and merchandising personnel. We also increased our advertising on major Web portals, including AOL, Excite and Yahoo!, in the quarter ended April 4, 1999 in connection with the commercial launch of our Web site. Additionally, we recognized $1,007,000 of non-cash advertising expenses under our technology license and advertising agreement with Amazon.com in the quarter ended April 4, 1999.

   Technology and Content. Technology and content expenses increased in each of the four quarters ended April 4, 1999, primarily due to increased expenses associated with the addition of information technology personnel and additional use of consultants and contract labor to help maintain the systems supporting our Web site.

   General and Administrative. General and administrative expenses increased in each of the four quarters ended April 4, 1999, primarily due to increased expenses associated with the addition of general and administrative personnel, additional professional fees and the cost of corporate facilities.

   Amortization of Intangible Assets. Amortization of intangible assets during the four quarters ended April 4, 1999 primarily represented the amortization of the technology license obtained from Amazon.com and certain domain names owned by us.

   Amortization of Stock-based Compensation. Amortization of stock-based compensation increased in each of the four quarters ended April 4, 1999, primarily due to the grant of stock options to new employees prior to our initial public offering on July 27, 1999, as well as an increase in the difference between the grant price and the deemed fair value of our common stock, particularly in the quarter ended April 4, 1999.

  Three Quarterly Periods Ended January 2, 2000

   Net Sales and Cost of Sales. We have been operating our Web store for three full fiscal quarters. The following table sets forth net sales for each of these quarters by category:

                                                   Quarter Ended
                                         ------------------------------------
                                          July 4,      Oct. 3,      Jan. 2,
                                            1999        1999         2000
                                         ----------  -----------  -----------
                Category                 Amount  %   Amount   %   Amount   %
                --------                 ------ ---  ------- ---  ------- ---
                                               (dollars in thousands)
Pharmaceutical products................. $1,094  31% $ 7,107  58% $10,453  57%
Non-pharmaceutical products and other...  2,456  69    5,051  42    8,035  43
                                         ------ ---  ------- ---  ------- ---
  Total................................. $3,550 100% $12,158 100% $18,488 100%
                                         ====== ===  ======= ===  ======= ===
New customers...........................  150,000      260,000      267,000
Orders from repeat customers as a
 percentage of total orders.............    26%          33%          44%

   Our net sales in each category have increased in each quarter since we commenced operations due to increases in new customers and increased repeat orders. The substantial increase in pharmaceutical product sales as a percent of total net sales in the quarter ended October 3, 1999 was primarily related to the commencement of the Rite Aid in-store pickup service for prescription refills. Consignment fees related to our agreement with GNC are included in net sales of non-pharmaceutical products and other and were insignificant relative to the total.

   Cost of sales exceeded net sales in each of the three quarters ended January 2, 2000. Such excess was primarily the result of a decrease in net sales due to sales price incentives offered to customers, including promotional coupons and discounts. We continue to offer promotional coupons and discounts as a strategy to attract new customers, although such discounts and coupons have decreased over time as a percentage of net sales. Promotional coupons can only be used by customers to offset the price of non-pharmaceutical products. Additionally, our shipping costs exceeded the amount we charged our customers for shipping in each of the three quarters ended January 2, 2000. We expect to continue to subsidize a portion of our shipping costs for the foreseeable future as a strategy to attract and retain customers.

   Marketing and Sales. Marketing and sales expenses increased in each of the three quarters ended January 2, 2000 due to increases in both fulfillment and order processing expenses and customer acquisition and marketing expenses. Fulfillment and order processing expenses increased in each of the three quarters ended January 2, 2000 primarily due to the increases in order volume. Volume-related expenses primarily responsible for the increased costs include permanent and temporary labor required to validate prescriptions and fulfill both pharmaceutical and non-pharmaceutical orders, per-unit fulfillment fees charged by our fulfillment partners, depreciation expense related to additional capital investments and packaging materials.

   The increases in customer acquisition and marketing expenses are primarily attributable to increased media, agency and production costs associated with our branding campaign which commenced in the quarter ended July 4, 1999. Additionally, the cost of promotional items given to new and existing customers has increased in each quarter. We expect to continue to pursue an aggressive branding and marketing campaign for the foreseeable future and expect such expenditures to increase accordingly. Included in customer acquisition and marketing expenses are $2,293,000, $1,074,000 and $573,000 of non-cash advertising expenses incurred under our agreements with Amazon.com and Rite Aid for the second, third and fourth quarters of fiscal 1999, respectively.

   Technology and Content. Technology and content expenses increased in each of the three quarters ended January 2, 2000, primarily due to increased expenses associated with the addition of information technology personnel and additional use of consultants and contract labor. Such personnel assisted in maintaining and making minor upgrades and enhancements to our Web store as well as maintaining the systems supporting the Web site.

   General and Administrative. General and administrative expenses increased in each of the three quarters ended January 2, 2000 primarily due to increased expenses associated with the addition of general and administrative personnel, additional professional fees and the cost of corporate facilities.

   Charitable Contribution. In the third quarter of fiscal 1999, we donated 200,000 shares of our common stock to a foundation established by us and recognized an expense of $3,600,000 in that quarter based on the fair value of the donated common stock.

   Amortization of Intangible Assets. Amortization of intangible assets increased significantly in the quarters ended October 3, 1999 and January 2, 2000, to $5,300,000 and $5,302,000, respectively, primarily due to the amortization of intangible assets received in connection with the Rite Aid and GNC transactions completed in July 1999.

   Amortization of Stock-based Compensation. Amortization of stock-based compensation increased in the third quarter of fiscal 1999, primarily due to a separation agreement we entered into with our founder.

Liquidity and Capital Resources

   In July 1999, we completed our initial public offering and issued 5,750,000 shares of our common stock at an initial public offering price of $18.00 per share. Net cash proceeds to us from the initial public offering were approximately $94.6 million. Concurrently with our initial public offering, we received $10 million in cash from our private placement of 555,555 shares of our common stock with Amazon.com. From our inception until our initial public offering, we financed our operations primarily through private sales of preferred stock which yielded net cash proceeds of $106.8 million.

   We have incurred net losses of $123.9 million from inception to January 2, 2000. We believe that we will continue to incur net losses for the foreseeable future and that the rate at which we will incur such losses will increase significantly from current levels. Net cash used in operating activities was $56.8 million for the year ended January 2, 2000, and $6.3 million in the period from April 2, 1998 (inception) to December 31, 1998. Net cash used in operating activities for each of these periods primarily reflects our net losses offset by a net source of funds from working capital.

   Net cash used in investing activities was $120.0 million for the year ended January 2, 2000, and $1.5 million in the period from April 2, 1998 (inception) to December 31, 1998. Net cash used in investing activities for the year ended January 2, 2000 was primarily related to the investment of the proceeds from our initial public offering in marketable securities with an original maturity greater than 90 days. Additionally, net cash used in investing activities for both periods included leasehold improvements and purchases of equipment and systems, including warehouse handling equipment, computer equipment and fixtures and furniture.

   For the year ended January 2, 2000, net cash provided by financing activities was $188.9 million and consisted primarily of $104.6 million in net proceeds from the issuance of common stock in our initial public offering and the concurrent private placement, and $84.6 million in net proceeds from the issuance of convertible preferred stock.

   During the period from April 2, 1998 (inception) to December 31, 1998, net cash provided by financing activities was $22.2 million, consisting primarily of cash proceeds of $4.0 million from the issuance of 10,000,000 shares of Series A preferred stock and cash proceeds of $18.2 million from the issuance of 5,446,268 shares of Series B preferred stock.

   As of January 2, 2000, we had $132.8 million of cash, cash equivalents and marketable securities. As of that date, our principal commitments consisted of obligations outstanding under capital and operating leases and marketing agreements with certain Web portals, including America Online, MSNBC and Discovery Channel, aggregating approximately $80.0 million through 2012. Subsequent to January 2, 2000, we entered into a strategic agreement with Amazon.com to integrate various shopping features of our Web sites and create a persistent drugstore.com shopping presence on Amazon.com's Web site. Under the terms of the agreement, we agreed to pay Amazon.com a total of $105 million over a three-year period, of which $30 million was paid at the time the agreement was executed. In addition, in January 2000, we provided letters of credit totaling $16.4 million as security for leases and certain other operating agreements. These letters of credit must be fully collateralized by an equivalent amount of our cash. If our cash balance falls below $25 million we are contractually obligated to increase these letters of credit and related cash collateral to $20.7 million. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. We recently began limited operations at our own distribution center to improve the customer experience by locating closer to a greater percentage of our customers, exerting greater control over the distribution process and ensuring adequate supplies of products to our customers. We also expect to devote substantial resources to technology and systems upgrades to support the new distribution center and our ability to provide in-store prescription pick up at Rite Aid stores as well as to advertising and promotional activities. During 2000, we expect to incur approximately $15 million of additional costs for these technology and systems upgrades and toward the new distribution center.

   We believe that our existing cash, cash equivalents and marketable securities will be sufficient to meet our anticipated needs for working capital and capital expenditures into the second half of 2000. We may need to raise additional funds prior to the expiration of such period if, for example, we pursue business or technology acquisitions or experience operating losses that exceed our current expectations. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on acceptable terms when required, or at all.

Year 2000

   Many existing computer programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. Prior to the end of 1999, we completed a review of the year 2000 compliance of our internally developed proprietary software, including testing to determine how our systems will function at and beyond the year 2000. Based upon our assessment, we believe that our internally developed proprietary software is year 2000 compliant. In addition, we assessed the year 2000 readiness of our third-party supplied software, computer technology and other services, which include software for use in our accounting, database and security systems, and implemented corrective actions that we believed were necessary to address potential year 2000 issues in these areas. To date, we have not experienced any year 2000-related problems with our internally developed software or our third-party supplied software and computer systems, and we are not aware of any failure by our third-party suppliers to be year 2000 compliant that could impact our business or operations. In addition, to date, we are not aware of any failure by Rite Aid, RxAmerica or Walsh Distribution to be year 2000 compliant that could impact our business or operations. However, such problems or failures could arise or become apparent in the future, and any such problems or failures could have negative consequences for us. Such consequences could include difficulties in operating our Web site effectively, taking customer orders, making product deliveries or conducting other fundamental parts of our business.

Quantitative and Qualitative Disclosures About Market Risk

   We have assessed our vulnerability to certain market risks, including interest rate risk associated with financial instruments included in cash, cash equivalents and marketable securities. Due to the short-term nature of these investments and our investment policies and procedures, we have determined that the risk associated with interest rate fluctuations related to these financial instruments does not pose a material risk to us.

Factors That May Affect Our Business


  If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline.

   We Are an Early Stage Company in a New and Rapidly Evolving Market, Which Makes It Difficult for Investors to Determine Whether We Will Accomplish Our Objectives

   Because drugstore.com was founded in April 1998 and we only began selling products in February 1999, we have a limited operating history on which investors can base an evaluation of our business strategy. We have limited insight into trends that may emerge and affect our business. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies, as well as the risks we face due to our participation in a new and rapidly-evolving market. These challenges include our:

  .  Need to increase our brand awareness;

  .  Need to attract and retain customers at a reasonable cost;

  . Dependence on Web site and transaction processing performance and reliability;

  .  Need to compete effectively;

  . Need to establish ourselves as an important participant in the evolving market for healthcare products and services on the Internet; and

  . Need to establish and develop relationships in the healthcare industry, particularly in the areas of reimbursement and managed care.

   Consumers of Health, Beauty, Wellness, Personal Care and Pharmacy Products May Not Accept Our Solution, Which Would Harm Our Revenues and Prevent Us From Becoming Profitable

   If we do not attract and retain a high volume of online customers to our store at a reasonable cost, we will not be able to increase our revenues or achieve profitability. We may not be able to convert a large number of customers from traditional shopping methods to online shopping for health, beauty, wellness, personal care and pharmacy products. Even if we are successful at attracting online customers, we expect it will take several years to build a critical mass of these customers. Specific factors that could prevent widespread customer acceptance include:

  . Shipping charges, which do not apply to shopping at traditional drugstores;

  . Delivery time associated with Internet orders, as compared to the immediate receipt of products at a physical store;

  . Pricing that does not meet customer expectations of "finding the lowest price on the Internet;"

  . Additional steps and delays in ensuring insurance coverage for prescription products;

  .  Lack of coverage of customer prescriptions by some insurance carriers;

  .  Lack of consumer awareness of our online pharmacy;

  . Customer concerns about the security of online transactions and the privacy of their personal health information;

  . Product damage from shipping or shipments of wrong or expired products from us or our fulfillment partners or other vendors, resulting in a failure to establish customers' trust in buying drugstore items online;

  .  Delays in responses to customer inquiries or in deliveries to customers;

  . Inability to serve the acute care needs of customers, including emergency prescription drugs and other urgently needed products; and

  .  Difficulties in returning or exchanging orders.

   We Expect Significant Increases in Our Operating Expenses and Continuing Losses for the Next Several Years

   We incurred net losses of $123.9 million for the period from inception through January 2, 2000. We have not achieved profitability. We only began selling products in February 1999 and cannot be certain that we will obtain enough customer traffic or a high enough volume of purchases to generate sufficient revenues and achieve profitability. We believe that we will continue to incur operating and net losses for at least the next four years (and possibly longer) and that the rate at which we will incur such losses will increase significantly from current levels. We intend to increase our operating expenses substantially as we:

  . Increase our sales and marketing activities, particularly advertising efforts;

  . Provide our customers with promotional benefits, such as selling selected products or offering shipping below our actual costs;

  . Increase our general and administrative functions to support our growing operations;

  . Expand our customer and pharmacist support organizations to better serve customer needs;

  .  Develop enhanced technologies and features to improve our Web site;

  .  Enhance our distribution fulfillment processes; and

  . Begin operating our own distribution facility and possibly buy or build additional distribution facilities.

  Because we will spend these amounts before we receive any incremental revenues from these efforts, our losses will be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses.

   We May Not Succeed in Establishing the drugstore.com Brand, Which Would Adversely Affect Customer Acceptance and Our Revenues

  Due to the early stage and competitive nature of the online market for drugstore products, if we do not establish our brand quickly, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. To promote our brand, we have incurred and expect to continue to incur substantial expense in our advertising efforts on major Internet destinations such as Amazon.com, America Online and Yahoo! and other Web sites our customers are likely to visit, as well as other forms of media such as television and magazines. We will also need to spend money to attract and train customer service personnel. If these brand promotion activities do not yield increased revenues, we will incur additional losses. Even if our efforts are successful, adverse publicity about our strategic partners could damage our brand and negatively affect customer acceptance of our site.

   We Expect Our Quarterly Financial Results to Fluctuate And Our Early Stage of Development Limits Our Ability to Predict Revenues and Expenses Precisely

   Historical trends and quarter-to-quarter comparisons of our operating results are not a good indicator of our future performance. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. Our revenues and operating results are expected to vary significantly from quarter to quarter due to a number of factors, including:

  .  Demand for our products;

  . Our ability to attract visitors to our Web store and convert those visitors into customers;

  .  The frequency of repeat purchases by customers;

  . Shifts in the nature and amount of publicity about us or our competitors;

  .  Changes in the growth rate of Internet usage;

  .  Average order size;

  .  The mix of products sold;

  . Our ability to enhance our technology to accommodate any future growth in our operations or customers;

  . Our ability, including through our fulfillment partners, to manage inventory levels and ensure sufficient product supply, particularly as we transition customer order fulfillment to our own distribution facility;

  . Changes in our pricing policies or the pricing policies of our competitors;

  .  Changes in government regulation;

  .  The availability of reimbursement for pharmacy products; and

  .  Costs related to potential acquisitions of technology or businesses.

  Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. As a result, a delay in generating or recognizing revenue for any reason could result in substantial additional operating losses. The volume and timing of orders of health, beauty, wellness, personal care and pharmacy products on our Web store are difficult to predict because the online market for such products is in its infancy. Due to the limited operating history of our Web store, we do not yet have sufficient historical data on which to predict future business from repeat customers. Accordingly, we may have difficulty forecasting revenue from regular customers or overall anticipated revenue trends.

  A portion of our revenues may also be seasonal in nature, especially with respect to the sale of certain beauty products, which depend to some extent on seasonal product changes and seasonal purchasing patterns. Consumer "fads" and other changes in consumer trends may cause shifts in purchasing patterns, resulting in significant fluctuations in our operating results from one quarter to the next. Our limited operating history makes it difficult to fully assess the impact of these factors.

   If We Are Unable to Obtain Insurance Reimbursement Coverage for Our Customers, Our Ability to Sell Pharmacy Products Online Could Decrease, Which Would Harm Our Revenues

  To obtain reimbursement on behalf of our customers for the prescription products that they purchase on our Web site, we must maintain relationships with insurance companies and PBMs, either directly or through our relationship with Rite Aid. We currently rely primarily on Rite Aid's relationships with insurance companies and PBMs, and the extension of these relationships to cover prescriptions processed by us. To the extent Rite Aid is unable to maintain these relationships, or if these relationships do not extend to cover the prescriptions we process, our ability to obtain reimbursement coverage for our customers would be reduced. This would reduce the number of customers that fill prescriptions through our Web site, which would reduce our revenues.

   Our ability to enter into direct relationships with insurance companies and PBMs, or retain our existing relationships for an extended period of time, is uncertain for the following reasons:

  . Many of these companies are in the early stages of evaluating the impact of the Internet and online pharmacies on their businesses. These companies may delay their decisions to contract with online pharmacies or may decide to develop their own Internet capabilities that may compete with us.

  . Many insurance companies have existing contracts with chain drugstores and PBMs that have announced their intentions to establish online pharmacies.

  . Some insurance companies and PBMs will likely contract with only one or a limited number of online pharmacies. If our online competitors obtain these contracts and we do not, we would be at a competitive disadvantage.

  Other than our contract with PCS Health Systems, Inc., which is a 10-year agreement, many of our agreements with insurance companies and PBMs are short-term and may be terminated with less than 30 days' prior notice. In addition, we must process each insurance application individually, which may raise the costs of processing prescription orders and delay our order processing time. Customers may not initially embrace our online insurance coverage procedure.

   We Depend on a Limited Number of Distribution Partners; If They Do Not Perform, We Will Not Be Able to Effectively Ship Orders

  We currently rely to a large extent on rapid distribution by third parties. Since inception, we have purchased a substantial majority of our pharmaceutical products from one vendor, RxAmerica L.L.C., and in connection with operating our own distribution center, we will become obligated to purchase all of our pharmaceutical products from Rite Aid unless we are able to obtain better overall terms from another vendor. We also currently purchase a substantial majority of our non-pharmaceutical products from one vendor, Walsh Distribution, Inc., which accounted for 68% of our non-pharmaceutical cost of sales from launch of our Web store to January 2, 2000. However, as we transition customer order fulfillment to our own distribution center, we intend to establish relationships directly with product manufacturers, and we expect that order fulfillment through Walsh Distribution will cease by the end of the second quarter of 2000. Our business could be significantly disrupted if RxAmerica, Rite Aid or, in the near term, Walsh Distribution were to breach their contracts or suffer adverse developments that affect their ability to supply products to us. In addition, RxAmerica is a joint venture owned by American Stores Company (which was recently acquired by Albertson's, Inc.) and Longs Drugs, both of which are potential competitors of drugstore.com, and actual competitors with Rite Aid, one of our principal stockholders and business partners. If for any reason RxAmerica, Rite Aid or Walsh Distribution is unable or unwilling to supply products to us in sufficient quantities and in a timely manner, we may not be able to secure alternative fulfillment partners on acceptable terms in a timely manner, or at all. For a discussion of certain potentially adverse developments at Rite Aid, see "--Our Relationship with Rite Aid Involves Many Risks and May Restrict Our Ability to Promote, Contract With, or Operate Traditional Retail Stores."

  Because we rely primarily on third parties to fulfill orders, we depend on their systems for tracking inventory and financial data. If our distribution partners' systems fail or are unable to scale or adapt to changing needs, or if we cannot integrate information systems with any new distributors, we may not have adequate, accurate or timely inventory or financial information.

  We also rely on third-party carriers for shipments to and from distribution facilities and to customers. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our distribution partners and of our carriers' ability to provide product fulfillment and delivery services to meet our distribution and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, the drugstore.com brand and our results of operations.

   Opening and Operating Our Own Distribution Center Will Require Significant Investments in Management Resources

   We began limited operations at our own 290,000 square foot distribution center in January 2000 to achieve greater control over the distribution process and to ensure adequate supplies of products to our customers. Opening and operating this distribution center will require additional capital investments in facilities and equipment and will require us to:

  .  Hire and train a significant number of new employees;

  . Establish a significant number of direct relationships with manufacturers in the near term;

  .  Substantially increase our inventory levels in the near term;

  . Effectively manage our product purchasing function and our inventory levels to avoid product shortages or markdowns due to unpopular or expired inventory; and

  . Control product damage and shrinkage through effective security measures and inventory management practices.

We have limited experience processing customer order fulfillment through our distribution center and managing significant levels of inventory, and issues arising with respect to the opening and operation of our distribution center could divert management attention from other aspects of our business. In addition, we may be unable to obtain products on terms as favorable as our distribution partners. In connection with the opening of our distribution center, we also expanded our pharmacy operations through our arrangement with Rite Aid. Our pharmacy operations will subject us to additional regulatory requirements and related costs.

   We believe that our new distribution center will provide us with sufficient distribution capacity for the foreseeable future. However, we may need to increase our distribution capacity sooner than anticipated, and any further expansion would require additional financing that may not be available to us on favorable terms when required, or at all.

   Any Errors in the Filling or Packaging of the Prescription Drugs We Dispense May Expose Us to Liability and Negative Publicity

  Pharmacy errors relating to prescriptions, dosage and other aspects of the medication dispensing process can produce liability for us that our insurance may not cover. For example, a study of community pharmacies appearing in the December 1995 issue of American Pharmacy found that 24% of prescriptions contained dispensing errors and 4% of prescriptions contained errors that were clinically significant. Because we distribute pharmaceutical products directly to the consumer, we are the most visible participant in the medication distribution chain and therefore have more exposure to liability claims.

  Our pharmacists are required by law to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists. Our pharmacists may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effects. This counseling is in part accomplished through e-mail and inserts included with the prescription, which may increase the risk of miscommunication because the customer is not personally present or may not have provided all relevant information. We also post product information on our Web store. Providing information on pharmaceutical and other products creates the potential for claims to be made against us for negligence, personal injury, wrongful death, product liability, malpractice, invasion of privacy or other legal theories based on our product or service offerings. Our general liability, product liability and professional liability insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

  Pharmacy errors either by drugstore.com or our competitors may also produce significant adverse publicity either for us or the entire online pharmacy industry. Because of the significant amount of recent press coverage on Internet retailing and online pharmacies, we believe that we will be subject to a higher level of media scrutiny than other pharmacy product channels. The amount of negative publicity that we or the online pharmacy industry receive as a result of pharmacy or prescription processing errors could be disproportionate in relation to the negative publicity received by other pharmacies making similar mistakes. We have no control over the pharmacy practices of our competitors, and we cannot ensure that our pharmacists or our prescription processing will be able to operate without error. We believe customer acceptance of our online shopping experience is based in large part on consumer trust, and negative publicity could erode such trust, or prevent it from growing. This could result in an immediate reduction in the amount of orders we receive and adversely affect our revenue growth.

   We Face the Risk of Systems Interruptions and Capacity Constraints on Our Web Site, Possibly Resulting in Adverse Publicity, Revenue Losses and Erosion of Customer Trust

  The satisfactory performance, reliability and availability of our Web site, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. Any future systems interruption that results in the unavailability of our Web site or reduced order fulfillment performance could result in negative publicity and reduce the volume of goods sold and the attractiveness of our Web store, which could negatively affect our revenues. From time to time, we have experienced temporary system interruptions for a variety of reasons, including power failures, software bugs and an overwhelming number of visitors trying to reach our Web site. We may not be able to correct any problem in a timely manner. Because we outsource certain aspects of our system and because some of the reasons for a systems interruption may be outside of our control, we also may not be able to exercise sufficient control to remedy the problem quickly or at all.

  We opened our site for customers in February 1999 and to the extent that customer traffic grows substantially, we will need to expand the capacity of our systems to accommodate a larger number of visitors. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our Web site accurately or in a timely manner to permit us to effectively upgrade and expand our transaction-processing systems or to integrate smoothly any newly developed or purchased modules with our existing systems.

   We Have Grown Very Rapidly, and We Need to Manage Changing and Expanding Operations

  We have rapidly and significantly expanded our operations, and anticipate that we will continue to expand. Our number of employees has grown from 85 on December 31, 1998 to 408 on January 2, 2000. This growth has placed, and our anticipated future operations will continue to place, a significant strain on our management systems and resources. We will not be able to implement our business strategy in a rapidly evolving market without an effective planning and management process. We will not be able to increase revenues unless we continue to improve our transaction-processing, operational, financial and managerial controls and reporting systems and procedures, expand, train and manage our work force and manage multiple relationships with third parties. Many of our senior management have no prior senior management experience at public companies, and none of our executive officers have prior management experience in the healthcare or retail drugstore industry.

   Expanding the Breadth and Depth of Our Product and Service Offerings Is Expensive and Difficult, and We May Receive No Benefit From Our Expansion

  We intend to expand the breadth and depth of our product and service offerings by promoting new or complementary products or sales formats. We cannot be certain that these new offerings will generate sufficient revenues for the costs involved. Expansion of our offerings in this manner could require significant additional expenditures and could strain our management, financial and operational resources. For example, we may need to incur significant marketing expenses, develop relationships with new fulfillment partners or manufacturers, or comply with new regulations. We cannot be certain that we will be able to expand our product and service offerings in a cost-effective or timely manner. Furthermore, any new product or service offering or sales format that is not favorably received by consumers could damage the reputation of our brand. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded offerings to offset their cost could harm our business. Finally, our agreement with Amazon.com contains prohibitions that limit our ability to work with other companies in markets for products and services that are competitive with those offered by Amazon.com, although we are able to sell products and services in these markets ourselves. See "--Our Relationship With Amazon.com May Restrict Some of Our Activities."

   Our Relationship With Amazon.com May Restrict Some of Our Activities

  Our relationship with Amazon.com may restrict our activities and is subject to change. We entered into a technology license and advertising agreement in August 1998 with Amazon.com. In addition, in January 2000 we entered into a three-year agreement with Amazon.com to integrate various shopping features of our Web sites and create a persistent drugstore.com shopping presence on the Amazon.com Web site. Amazon.com is currently our largest stockholder and Jeffrey P. Bezos, Amazon.com's chairman of the board and chief executive officer, is a member of our board of directors. Our relationship with Amazon.com has received significant media attention, but the parties' obligations to provide support to each other are limited.

  Pursuant to these agreements, each party has committed to providing the other with advertising on our respective Web sites. The agreement we entered into in January 2000 contains provisions restricting the percentage of total revenues we can obtain from the sale on our Web site of products or services other than health, beauty, wellness, personal care and pharmaceutical products. We may not assign this agreement without Amazon.com's consent. Under the technology license and advertising agreement, we are restricted from promoting on our Web site any company that sells products or services competitive with those that Amazon.com offers or is preparing to produce or market. If we were acquired by a competitor of Amazon.com and Amazon.com did not vote in favor of the transaction, we would lose our rights to advertise on Amazon.com's Web site and to use Amazon.com's technology (if we are then using any). In addition, we have agreed not to sell advertising on our Web site to any company that sells products or services competitive with those offered by Amazon.com, although the sale of advertising on our Web site is not presently, and is not expected to be, part of our business strategy.

  In addition, due to Amazon.com's significant ownership of our common stock, it will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

   Our Relationship with Rite Aid Involves Many Risks and May Restrict Our Ability to Promote, Contract With, or Operate Traditional Retail Stores

  In June 1999, we entered into a series of agreements with Rite Aid. These agreements involve many aspects of our businesses and the operation of our respective Web sites, the fulfillment of orders and the extension of Rite Aid's insurance relationships to cover prescriptions processed by us. This type of arrangement is complex and requires a great deal of effort to operate successfully. As a result, there are many risks related to these arrangements, including some that we may not have foreseen. It is difficult to assess the likelihood of occurrence of these risks, including the lack of success of the overall arrangement to meet the parties' objectives. In the event that we do not realize the intended benefits of these relationships, we will have expended a great deal of time and effort that could have been directed to more beneficial activities. In addition, customer perceptions and our business may be adversely impacted if these relationships are not successful.

  While Rite Aid has committed to promoting drugstore.com in its stores and in its advertising, we do not control the choice of ads that will feature us and this form of advertising may not result in additional drugstore.com customers. While the Rite Aid relationship substantially broadens our ability to provide prescription medications to consumers with insurance reimbursement plans, it may not allow all of our potential customers to purchase these medications from drugstore.com and receive insurance reimbursement, which could adversely affect consumer perceptions and our revenues. We have agreed not to promote any other traditional chain drugstore or operate one ourselves. We have also agreed not to contract with another traditional retail store to fill pharmacy product orders we receive unless a Rite Aid store is not conveniently located. These restrictions could limit our flexibility and ability to grow our business if our relationship with Rite Aid does not develop successfully.

   Rite Aid has recently received significant negative publicity regarding its financial situation following its announcements regarding the restructuring and extension of its banking facilities, including amendments to financial covenants, the planned restatements of its 1999, 1998 and 1997 financial statements and the resignation of its independent auditors in November 1999. Rite Aid has since engaged new auditors and made significant changes to its senior management team. Our relationship with Rite Aid is important to us, particularly in our pharmacy fulfillment operations. If Rite Aid's financial condition were to worsen, it may be unable to continue to fulfill its obligations to us under our agreements, and this would have an adverse effect on our business. In addition, negative publicity regarding Rite Aid could negatively affect the drugstore.com brand and our stock price.

  Rite Aid owns a significant percentage of our common stock and, as a result, Rite Aid is able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

   We Are Dependent on Our Strategic Relationships to Help Promote Our Web Site and Expand Our Product Offerings; If We Fail to Maintain or Enhance These Relationships, Our Development Could Be Hindered

  We believe that our strategic relationships with Amazon.com, Rite Aid, PCS and GNC as well as portals and third party distributors are critical to attract customers, facilitate broad market acceptance of our products and the drugstore.com brand and enhance our sales and marketing capabilities. If we are unable to develop or maintain key relationships, our ability to attract customers would suffer and our business would be adversely affected. In addition, we are subject to many risks beyond our control that influence the success or failure of our strategic partners. Our business could be harmed if any of our key strategic partners were to experience financial or operational difficulties or if other corporate developments adversely affect their ability to perform under our agreements.

   We Face Uncertainty Related to Pharmaceutical Costs and Pricing, Which Could Affect Our Revenues and Profitability

  We expect that pharmacy sales will account for a significant percentage of our total sales. Sales of our products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations (HMOs), PBMs and other organizations. Because these organizations are traditionally focused on reduced cost to employer groups, whereas we are focused more on direct customer service, we must devote time and resources to develop third-party payor confidence in our approach.

  In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. The efforts of third-party payors to contain costs will place downward pressures on profitability from sales of prescription drugs. Our revenues from prescription drug sales may also be affected by health care reform initiatives of federal and state governments, including proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs, changes in programs providing for reimbursement for the cost of prescription drugs by third-party payors and regulatory changes related to the approval process for prescription drugs. Such initiatives could lead to the enactment of federal and state regulations that may adversely impact our prescription drug sales.

  We cannot be certain that our products or services will be considered cost effective or that adequate third-party reimbursement will be available to enable us to maintain price levels sufficient to realize a profit.

   Competition From Both Traditional and Online Retailers May Result in Price Reductions and Decreased Demand for Our Products and Services

  We compete in a market that is highly competitive and expect competition to intensify in the future. We currently or potentially compete with a variety of companies, many of which have significantly greater financial, technical, marketing and other resources. These competitors include (1) various online stores that sell pharmaceutical as well as over-the-counter drug and health, wellness, beauty and personal care items; (2) mail service pharmacies; and (3) existing drugstores. Most of these drugstores, which include national, regional and local drugstore chains, discount drugstores, supermarkets, combination food and drugstores, discount general merchandise stores, mass market retailers, independent drugstores and local merchants, have existed for a longer period, have greater financial resources, have established marketing relationships with leading manufacturers and advertisers, and have secured greater presence in distribution channels. Some of these companies may also commence or expand their presence on the Internet. We also compete with hospitals, HMOs and mail order prescription drug providers, all of whom are or may begin offering products and services over the Internet. Finally, we are aware of numerous other smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete directly with those offered at drugstore.com.

  We believe that there may be a significant advantage in establishing a large customer base before our competitors do so. If we fail to attract and retain a large customer base and our competitors establish a more prominent market position relative to ours, this could inhibit our ability to grow.

  We also believe we may face a significant competitive challenge from our competitors forming alliances with each other. Our direct online competitors may form partnerships with PBMs, HMOs or chain drugstores. For example, PlanetRx, an online pharmacy, recently formed an alliance with Express Scripts, a PBM. The combined resources of these partnerships could pose a significant competitive challenge to drugstore.com. In addition, certain PBMs and HMOs could form alliances with our competitors that would prevent them from also entering into relationships with drugstore.com. Our inability to partner with a major PBM or HMO could be a major competitive disadvantage to us.

  We believe the principal factors that will draw end users to an online shopping application include brand availability, selection, personalized services, convenience, price, accessibility, customer services, quality of search tools, quality of content, and reliability and speed of fulfillment for products ordered. We will have little or no control over how successful our competitors are in addressing these factors. In addition, with little difficulty, our online competitors can duplicate many of the products, services and content offered on our site.

  Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.

   Acquisitions Could Result in Dilution, Operating Difficulties and Other Harmful Consequences

  If appropriate opportunities present themselves, we intend to acquire complementary or strategic businesses, technologies, services or products. For example, we recently acquired Beauty.com, an online retailer of prestige beauty products. The process of integrating an acquired business, technology, service or product into our business and operations may result in unforseen operating difficulties and expenditures. Integration of an acquired company may also require significant management resources that would otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition may not be realized or may depend on the continued service of acquired personnel who could choose to leave. We currently do not have any understandings, commitments or agreements with respect to any other acquisition and no other material acquisition is currently being pursued. Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business.

   Our Systems and Operations, and Those of Our Distributors, Are Vulnerable to Natural Disasters and Other Unexpected Problems

   Substantially all of our computer and communications hardware is located at our leased facility in Bellevue, Washington and our systems infrastructure is hosted at an Exodus Communications facility in Tukwila, Washington. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquakes and similar events. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. We do not currently have redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate for all losses that may occur. The facilities of our current fulfillment partners, Walsh and RxAmerica, which are located in Texas, as well as our distribution facility in New Jersey, also face these risks. In particular, RxAmerica only has a single location and no back-up facility.

  We depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our applications and services and harm our sales.

  We retain confidential customer and patient information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. A material security breach could damage our reputation or result in liability to us.

   Governmental Regulation of Our Business Could Require Significant Expenses, and Failure to Comply With Certain Regulations Could Result in Civil and Criminal Penalties

  Our business is subject to extensive federal, state and local regulations. In particular, entities engaging in the practice of pharmacy are subject to federal and state regulatory and licensing requirements. Regulations in this area often require subjective interpretation, and we cannot be certain that our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. Violations of any regulations could result in various civil and criminal penalties, including suspension or revocation of our licenses or registrations, seizure of our inventory, or monetary fines, which could adversely affect our operations.

  We are also subject to laws and regulations regarding homeopathic drugs, and we may face enforcement actions, lawsuits or claims asserting that we have not complied with these laws and regulations. As we expand our product and service offerings, more of our products and services will likely be subject to regulation by the FDA, which regulates drug advertising and promotion. Complying with FDA regulations is time consuming, burdensome and expensive, and could delay our introduction of new products or services.

  The U.S. House of Representatives Committee on Commerce and the General Accounting Office are conducting a review of online pharmacies, including the current laws that govern pharmacy operations, and the potential for abuses by some online sites, focusing on those that do not require the submission of a valid prescription issued by the customer's physician. In addition, in December 1999 the Clinton administration announced a proposal to eliminate illegal sales of prescription drugs over the Internet by unlicensed Web site operators. If approved by Congress, the proposal would, among other things, establish new federal requirements for Internet pharmacies to ensure that they comply with state and federal laws, create new civil penalties for the illegal sale of pharmaceuticals, and authorize additional federal enforcement powers. We believe that any regulations resulting from these investigations or the Clinton administration's proposal will likely result in increased reporting and monitoring requirements, which could be burdensome and increase our expenses. Other legislation and regulations currently being considered at the federal and state level could affect our business, including legislation or regulations relating to confidentiality of patient records, including electronic access and storage of such records, as well as the inclusion of prescription drugs as a Medicare benefit. In addition, various state legislatures are considering new legislation related to the regulation of nonresident pharmacies. Compliance with new laws or regulations could increase our expenses.

  The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. Regulations have been proposed to implement these requirements, and we are designing our applications to comply with the proposed regulations. However, until these regulations become final, possible changes in these regulations could cause us to use additional resources and lead to delays as we revise our Web site and operations.

  Until recently, Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet. We are also subject to extensive regulation relating to the confidentiality and release of patient records. Additional legislation governing the distribution of medical records exists or has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, we may be restricted or prevented from delivering patient records electronically. This could have an adverse impact on our ability to gain and retain customers.

   Failure to Attract and Retain Experienced Personnel and Senior Management Could Hurt Our Ability to Grow Our Business

  We intend to continue to hire a significant number of additional sales, support and marketing personnel, as well as pharmacists, software developers and personnel to staff our recently established distribution facility. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. Our future success also depends upon the continued service of our executive officers and senior management. None of our employees is bound by an employment agreement for any specific term. We do not have "key person" life insurance policies covering any of our employees. In addition, none of the members of our senior management team have prior experience in the healthcare industry or in drugstore operations.

   We Cannot Be Certain That We Will Be Able to Protect Our Intellectual Property, and We May Be Found to Infringe Proprietary Rights of Others, Which Could Harm Our Business

  We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our sales formats or to obtain and use information that we regard as proprietary, such as the technology used to operate our Web site, our content and our trademarks.

  We have filed applications for U.S. trademark registrations for "drugstore.com" and twelve other trademarks. We may be unable to secure these registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term drugstore.com or our other trademark applications. Any claims or customer confusion related to our trademarks, or our failure to obtain any trademark registration, could negatively affect our business.

  Litigation or proceedings before the U.S. Patent and Trademark Office may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain name and determine the validity and scope of the proprietary rights of others. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Finally, we may in the future sell our products internationally, and the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

  Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all.

   We May Not Be Able to Protect Our Domain Names In All Countries or Against All Infringers, Which Could Decrease the Value of Our Brand Name and Proprietary Rights

  We currently hold the Internet domain name "drugstore.com," as well as various other related names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the "drugstore.com" domain name in all of the countries in which we conduct business.

  The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our brand name, trademarks and other proprietary rights.

   We May Face Liability for Content on Our Web Site

  Because we post product information and other content on our Web site, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we post. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business.

   Our Officers, Directors and Certain Existing Stockholders Control the Majority of Our Common Stock, Which Could Discourage an Acquisition of Us or Make Removal of Incumbent Management More Difficult

  Executive officers, directors and entities affiliated with them beneficially own approximately 74.2% of our outstanding common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. In addition, Amazon.com beneficially owns approximately 26.8% and Rite Aid beneficially owns 20.3% of our outstanding common stock. Therefore, Amazon.com and Rite Aid will each be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Amazon.com's and Rite Aid's substantial equity stakes in drugstore.com could also make us a much less attractive acquisition candidate to potential acquirors, because either Amazon.com or Rite Aid alone could have sufficient votes to prevent the tax-free treatment of an acquisition.

   We May Need Additional Capital in the Future to Support Our Growth, and Such Additional Financing May Not Be Available To Us

  Our available funds will not be sufficient to meet all of our long-term business development requirements, and we may seek to raise additional funds through public or private debt or equity financings in order to:

  . Take advantage of favorable business opportunities, including acquisitions of complementary businesses or technologies;

  .  Develop and upgrade our technology infrastructure;

  .  Enhance and increase our distribution capacity;

  .  Develop new product and service offerings; and

  .  Respond to competitive pressures.

We cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all.

   Our Net Sales Would Be Harmed if We Experience Significant Credit Card
   Fraud

  A failure to adequately control fraudulent credit card transactions would harm our net sales and results of operations because we do not carry insurance against this risk. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

   Certain Antitakeover Provisions and Significant Equity Ownership by Amazon.com and Rite Aid Could Preclude an Acquisition

  Provisions of our certificate of incorporation, bylaws, Washington law and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Further, because Amazon.com and Rite Aid each own a significant percentage of our capital stock, a competitor of Amazon.com or Rite Aid as well as other potential acquirors could determine not to merge with or acquire us. In addition, if we were acquired by an Amazon.com competitor and Amazon.com did not vote in favor of the transaction, we would lose our rights to promotional placements on Amazon.com's Web site, and to use Amazon.com's technology (if we are then using any). The potential loss of these rights could inhibit offers to acquire us.

   We Depend on Continued Use of the Internet and Growth of the Online Drugstore Market

  Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an effective medium of business and communication by our target customers. Rapid growth in the use of and interest in the Internet has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce.

  In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.

  Further, the online market for drugstore products is in its infancy. The market is significantly less developed than the online market for books, auctions, music, software and numerous other consumer products. Even if use of the Internet and electronic commerce continues to increase, the rate of growth, if any, of the online drugstore market could be significantly less than the online market for other products. Our rate of revenue growth could therefore be significantly less than other online merchants.

   Our Sales Could be Negatively Affected if We Are Required to Charge Taxes on Sales

  We do not collect sales or other similar taxes in respect of goods sold by drugstore.com, except from purchasers located in the State of Washington. However, one or more states or the federal government may seek to impose sales tax collection obligations on out-of-state companies (such as drugstore.com) that engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, one or more states could begin to impose sales taxes on sales of prescription products (which are not generally taxed at this time); if so, customers who order prescriptions at our Web site and pick them up at a local Rite Aid store would be required to pay state sales tax. A successful assertion by one or more states or the federal government that we should collect further sales or other taxes on the sales of products through drugstore.com could negatively affect our revenues and business.

   If We Do Not Respond to Rapid Technological Changes, Our Services Could Become Obsolete and Our Business Would Be Seriously Harmed

  As the Internet and online commerce industry evolve, we must license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our Web store, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable to do so, it could adversely impact our ability to build the drugstore.com brand and attract and retain customers.

   Governmental Regulation of the Internet and Data Transmission Over the Internet Could Affect Our Business

  Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The most recent session of the U.S. Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. In particular, many government agencies and consumers are focused on the privacy and security of medical and pharmaceutical records. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing privacy, libel and taxation apply to Internet stores such as ours. The rapid growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online and in particular companies that fill prescriptions or maintain medical or pharmaceutical records. The adoption or modification of laws or regulations relating to Internet businesses could adversely affect our ability to attract and serve customers.

Special Note Regarding Forward-Looking Statements

  The foregoing discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance and include, but are not limited to, statements concerning:

  . The anticipated benefits and risks of our key strategic partnerships, business relationships and acquisitions;

  .  Our ability to attract and retain customers;

  . The anticipated benefits and risks associated with our business strategy, including those relating to our distribution and fulfillment strategy and our current and future product and service offerings;

  .  Our future operating results and the future value of our common stock;

  . The anticipated size or trends of the market segments in which we compete and the anticipated competition in those markets;

  .  Potential government regulation; and

  . Our future capital requirements and our ability to satisfy our capital needs.

Furthermore, in some cases, you can identify forward-looking statements by terminology such as may, will, could, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or to changes in our expectations.